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                                                                  Exhibit (i)(2)







                                November 15, 2001






Bell, Boyd & Lloyd LLC
Three First National Plaza
70 West Madison Street
Suite 3300
Chicago, Illinois  60602-4207

     Re:  CCMA Select Investment Trust
          ----------------------------

Ladies and Gentlemen:

     We have acted as special Delaware counsel to CCMA Select Investment Trust, a Delaware business trust (the "Trust"), in connection with certain matters relating to the formation of the Trust and the issuance of Shares in the Trust. Capitalized terms used herein and not otherwise herein defined are used as defined in the Declaration of Trust of the Trust dated as of May 31, 2001, as amended by Amendment No. 1 thereto dated as of July 13, 2001 (as so amended, the "Governing Instrument").

     In rendering this opinion, we have examined copies of the following documents, each in the form provided to us: the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the "State Office") on May 31, 2001; the Amended and Restated Certificate of Trust of the Trust as filed in the State Office on July 13, 2001; the Governing Instrument; the Bylaws of the Trust; certain resolutions of the Trustees of the Trust (such resolutions, together with the Governing Instrument and Bylaws of the Trust are referred to as the "Governing Documents"); Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust to be filed with the Securities and Exchange Commission on November 16, 2001; a Secretary's Certificate of the Trust dated as of November 15, 2001 certifying as to the due adoption of the resolutions referenced above; and a certification of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal

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November 15, 2001
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capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due authorization, execution and delivery, as applicable, by or on behalf of each of the parties thereto of the above-referenced documents and of all documents contemplated by the Governing Instrument to be executed by investors desiring to become Shareholders; (ii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Instrument and compliance with all other terms, conditions and restrictions set forth in the Governing Instrument in connection with the issuance of Shares; (iii) that appropriate notation of the names and addresses of, the number of Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (iv) that no event has occurred that would cause a termination or dissolution of the Trust under Section 9.1 of the Governing Instrument; (v) that the activities of the Trust have been and will be conducted in accordance with the terms of the Governing Instrument and the DBTA; and (vi) that each of the documents examined by us is in full force and effect and has not been amended, supplemented or otherwise modified, except as herein referenced. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

     Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

     1. The Trust is a business trust duly created and validly existing in good standing under the laws of the State of Delaware. Each of the following funds of the Trust (each, a "Fund") referenced herein is a validly existing Series of the
Trust: CCMA Select International Core Equity Fund and CCMA Select Money Market Fund.

     2. Shares of each Fund, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will be validly issued, fully paid and non-assessable Shares of beneficial interest in the Trust.

     We understand that you wish to rely on this opinion in connection with the delivery of your opinion to the Trust dated on or about the date hereof and we hereby consent to such reliance. Except as provided in the immediately preceding sentence, this opinion may not be relied on by any person or for any purpose without our prior written consent. We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission in a pre-effective amendment to the Trust's Form N-1A. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and


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November 15, 2001
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Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exists on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

                                       Sincerely,

                                       MORRIS, NICHOLS, ARSHT & TUNNELL



                                       Jonathan I. Lessner